Exhibit 2.1

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION
OF
CONDOR TECHNOLOGY SOLUTIONS, INC.

                This Plan of Complete Liquidation and Dissolution (the “Plan” or the “Plan of Liquidation”) is intended to accomplish the complete liquidation and dissolution of Condor Technology Solutions, Inc., a Delaware corporation (the “Company”), in accordance with the Delaware General Corporation Law (“DGCL”) and Section 331 of the Internal Revenue Code of 1986, as amended (the “Code”), as follows:

1.               Adoption of Plan of Liquidation.  The Board of Directors of the Company (the “Board of Directors”) has adopted this Plan and it is contemplated that the holders of a majority of the Company’s common stock will take action without a meeting of stockholders in accordance with the DGCL to approve the Plan and ratify the Company’s actions taken pursuant to date on the Plan.  The Plan and the transactions contemplated thereby have been approved by the Board as being advisable and in the best interests of the Company, its creditors and its stockholders.  If stockholders holding a majority of the Company’s outstanding common stock, par value $.01 per share (the “Common Stock”), vote for the adoption of this Plan, the Plan shall constitute the adopted Plan of the Company on the effective date of such action (the “Adoption Date”).  Adoption of this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval of stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are entered into conditioned on adoption of this Plan.

2.               Notice of Liquidation.  As soon as practicable after the Adoption Date but in no event  later than 20 days prior to the filing of Certificate of Dissolution as provided in Sections 3 and 11, below, the Company shall mail an information statement to all its stockholders, creditors and employees that this Plan has been approved by the Board and the stockholders.  This information statement shall constitute notice required by Section 275 of the DGCL.  A copy of the Plan shall accompany such notice.

3.               Certificate of Dissolution.  After substantially all of the Company’s assets and properties have been sold or otherwise disposed of, and as promptly as practicable and pursuant to the DGCL, the Company shall prepare and file a Certificate of Dissolution (the “Certificate”) with and for acceptance by the Delaware Secretary of State.

4.               Sale of Company Divisions; Activities following Adoption of Plan of Liquidation.  After the Adoption Date, the Company shall, if it has not done so already, attempt to sell the Infrastructure Services Division, located primarily in Langhorne, Pennsylvania, and the enterprise resource software reseller business, located in Iselin, New Jersey, as going concerns, and otherwise shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with this Plan.  From and after the Adoption Date, the Company shall have the authority to and shall complete in its discretion (including as to timing) the following corporate actions:

a.               collect, sell, exchange or otherwise dispose of all of its divisions, business units, property and assets in one or more transactions upon such terms and conditions as the Board of Directors, in its absolute discretion, deems expedient and in the best interests of the Company and its creditors and stockholders;

b.              pay and otherwise provide for the payment of all the federal, state and local taxes and employee withholdings and seek credit for refunds due, if any;

c.               pay any distributions to creditors, employees and others pursuant to Section 6, below;

d.              transfer of the Company’s remaining property and assets (including cash, cash equivalents and accounts receivable) to a liquidating trust or trusts (established pursuant to Section 7, below);

e.               prosecute and defend lawsuits and claims by or against the Company; and

f.                 wind up the affairs of the Company, including dissolution or merger of the Company and each of its current subsidiaries.

The Company will continue the sale and disposition of its business and assets following the adoption of this Plan by the Company’s Board of Directors and such assets and properties may be sold in bulk to one buyer or a number of buyers in one or a series of transactions.  The Company will not be required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with the liquidation.  In connection with such collection, sale, exchange and other disposition, the Company shall collect or make provision for the collection of all accounts receivable, debts and amounts owing to the Company.

5.               Distributions and Authorized Expenses.  Following adoption and approval of the Plan of Liquidation by the Company’s stockholders, the Company’s activities will be limited to continuing the Company’s remaining businesses pending the sale or other disposition of such business units, distributing the Company’s assets in accordance with the Plan of Liquidation, establishing a contingency reserve for payment of the Company’s expenses and liabilities, including liabilities incurred but not paid or settled prior to authorization of the Plan of Liquidation, selling any of the Company’s remaining assets, and terminating any of the Company’s remaining contracts, agreements, relationships and other outstanding obligations.  In addition to satisfying or settling the liabilities currently on the Company’s balance sheet and contingent claims, the Company anticipates using available cash in the next several months for a number of items, including but not limited to, payment of:

a)              Transaction-related expenses, including expenses related to the sale of substantially all of the assets of the Company to CACI International Inc to the extent not already paid, and transaction expenses for the sale of the two remaining divisions of the Company;

b)             Payment or the provision for payment of federal, state and local taxes, if any, including employee withholdings;

c)              Board of Directors fees; management and employee salaries, incentive and retention payments; and indemnity insurance;

d)             A reserve to support the Company’s continuing operations until such time as they can be reasonably sold or shut down;

e)              Senior debt obligations of principal and interest under the Company’s Credit Facility with Senior Creditors;

f)                Settlement of obligations on the Company’s Balance Sheet, including certain non-trade creditors; and

g)             Legal fees and expenses related to the liquidation and dissolution of the Company and the implementation of the Plan.

6.               Distributions.  The Board of Directors has determined that the Company’s assets and properties are of a value substantially less than the amount outstanding and due to the lender group under the Company’s credit facility (the “Senior Creditors”), in the current principal amount of $16,283,599, plus interest.  Further, the Company estimates that the value of its remaining assets and properties shall never yield in any sale an aggregate amount that would be sufficient to pay such obligations to the Senior Creditors.  Accordingly, the Company shall distribute to its Senior Creditors all available cash including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the payment of certain claims and obligations of the Company, the payment of which is determined to be in the best interests of the Company and its creditors.  Such distribution may occur in a single distribution or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board of Directors or the Trustees (as defined in Section 8 below), in their absolute discretion, may determine.  If and to the extent deemed necessary, appropriate or desirable by the Board of Directors or the Trustees, in their absolute discretion, the Company may establish and set aside a reasonable amount of cash and/or property to satisfy claims against the Company, including, without limitation, (i) tax obligations, (ii) all expenses of the sale of the Company’s property and assets, (iii) the salary, fees and retention payments for members of the Board of Directors of the Company and management; (iv) expenses for the collection and defense of the Company’s property and assets, and (v) expenses including legal fees and expenses related to the liquidation and dissolution of the Company and the implementation of this Plan.  If, however, all of the

                        Company’s assets are not distributed within three years after the date the certificate of dissolution is filed with the State of Delaware, the Company will transfer the remaining assets to a liquidating trust if not already done so.

7.               Transfers to Liquidating Trust.  If deemed necessary by the Company’s Board of Directors for any reason, the Company may, from time to time, transfer any of the unsold assets to one or more trusts established for the benefit of the Company’s creditors, which assets would thereafter be sold or distributed on terms approved by its trustees.  If all of its assets (other than the contingency reserve) are not sold or distributed prior to the third anniversary of the effectiveness of the Company’s dissolution, the Company will transfer in final distribution such remaining assets to a trust. The Company’s Board of Directors may also elect in its discretion to transfer the contingency reserve, if any, to such a trust.  Notwithstanding the foregoing, to the extent that a distribution or transfer of any asset cannot be effected without the consent of a governmental authority, no such distribution or transfer shall be effected without such consent.

8.               Appointment of Trustees.  The Company’s Board of Directors may appoint one or more directors or officers or third party individuals or entities to act as trustee or trustees of the liquidating trust or trusts (“Trustees”) and to cause the Company to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the Company’s Board of Directors.  Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities.  Any such conveyance to the Trustees shall be in trust for the creditors and stockholders of the Company.  The Company, subject to this Section and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable.  Approval and authorization of the Plan of Liquidation by holders of a majority of the outstanding Common Stock also will constitute the approval by the Company’s stockholders of any such appointment and any liquidating trust agreement or agreements.

9.               Securities Law Compliance and Reporting.  Whether or not the Plan of Liquidation is authorized and approved, the Company has an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended, even though compliance with such reporting requirements is economically burdensome.  If the Plan of Liquidation is authorized and approved and, in order to curtail expenses, the Company will, after filing the Company’s certificate of dissolution, seek relief from the SEC from these reporting requirements. The Company anticipates that, before such relief is granted, the Company would continue to file current reports on Form 8-K to disclose material events relating to the Company’s liquidation and dissolution along with any other reports that the SEC might require.

10.         Cancellation of Common Stock.  As a result of the size of the Registrant’s debt obligations to Senior Creditors (even after repayment of certain debts with the proceeds of the CACI Transaction) and the Registrant’s projections of the amounts it is likely to receive for its remaining business units, if and when such units are sold, no funds generated by the liquidation of the Registrant’s remaining assets will be available for distribution to stockholders.  THEREFORE, SHARES OF COMMON STOCK OF THE COMPANY HAVE NO PROSPECT OF ANY DISTRIBUTIONS, OF ANY NATURE, OR ANY RETURN TO STOCKHOLDERS AND, IN THE OPINION OF THE BOARD OF DIRECTORS OF THE COMPANY, ARE WORTHLESS.  If a stockholder wishes to do so, he may, but is not required to, at any time following the Adoption Date surrender all, but not less than all, of the outstanding Common Stock of the Company held by him in complete cancellation of such shares, by (i) surrendering his certificates evidencing the Common Stock to the Company or its agents for cancellation on the records of the Company, or (ii) furnishing the Company with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of his certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Company or the Trustees.  The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earliest to occur of (i) the close of business on a record date fixed by the Board of Directors, or (ii) the date on which the Company files its Certificate of Dissolution under the Delaware General Corporation Law, and thereafter all outstanding shares of stock in the Company, together with any other options, warrants, conversion rights, rights of first refusal or other rights, contractual or otherwise, to acquire or receive any stock or other ownership interests in the Company will be extinguished and the certificates and any other documents representing such shares of Common Stock will be deemed to have been cancelled and to be of no force or effect.

11.         Dissolution and Taxation.  After the Adoption Date and the sale or disposition of the Company’s two remaining divisions, the officers of the Company shall, at such time as the Board of Directors, in its absolute discretion, deem necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates and paying such taxes as may be owing, the Company shall file with the Secretary of State of the State of Delaware a Certificate of Dissolution (the “Certificate of Dissolution”) in accordance with the Delaware General Corporation Law.  No later than sixty (60) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

12.         Payment of Professional Fees.  The Company may, from time to time, retain third parties, including consultants, legal counsel, brokers and finders in connection with and for the purposes of implementing and ensuring completion of this Plan.  The Company may provide a contingent reserve sufficient to pay any brokerage, agency, professional and other fees and expenses of persons and firms rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

13.         Payment of Board and Employee Costs and Expenses.  In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, as severance, bonus, retention, or in any other form, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan.  Adoption of this Plan by Company Stockholders shall constitute the approval of the stockholders of the payment of any such compensation.

14.         Indemnification.  The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, as amended, and by-laws and any contractual arrangements, for the actions taken in connection with this Plan and the winding up of the affairs of the Company.  The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Company or a Liquidating Trust.  The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain directors and officers liability insurance as may be necessary or appropriate to cover the Company’s obligation hereunder, including seeking an extension in time and coverage of the Company’s insurance policies currently in effect.

15.         Amendment of Plan of Liquidation.  Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Company’s stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by the Delaware General Corporation Law.

16.         Further Action Authorized.  The Board of Directors of the Company is hereby authorized, without further action by the Company’s stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

                Adopted by the Board of Directors at a Special Meeting held on October 7, 2002.